Exhibit 10.58

THE WYETH

RETIREMENT PLAN FOR FOREIGN BASED EMPLOYEES

(Amended and Restated Effective as of January 1, 2005)

i

2.22	“Key Employee”	4

2.23	“Lump-Sum Option”	4

2.24	“Non-U.S. Person”	4

2.25	“Normal Payment Date”	4

2.26	“Normal Retirement Date”	4

2.27	“Offset”	4

2.28	“Participant”	5

2.29	“Payment Date”	5

2.30	“Payment Election”	5

2.31	“Payment Form”	5

2.32	“Plan”	5

2.33	“Plan Benefit”	5

2.34	“Plan Year”	5

2.35	“Retirement Plan”	5

2.36	“Section 409A”	5

2.37	“Section 409A Compliance”	5

2.38	“Separation from Service”	5

2.39	“Single Life Annuity”	5

2.40	“Social Security Benefit”	5

2.41	“Surviving Spouse”	6

2.42	“Ten-Year Certain and Life Option”	6

2.43	“Transition Elections”	6

2.44	“Treasury Regulations”	6

2.45	“Vested Plan Benefit”	6

2.46	“Wyeth”	6

2.47	“Year of Vesting Service”	6

ARTICLE 3	ADMINISTRATION	6

3.1	General Authority	6

3.2	Delegation	7

3.3	Administrative Record Keeper	7

3.4	Actions; Indemnification	7

ARTICLE 4	ELIGIBILITY FOR PARTICIPATION	8

4.1	Continuing Participants	8

4.2	New Participants	8

ARTICLE 5	BENEFIT FORMULA AND VESTING	8

5.1	Plan Benefit Formula	8

5.2	Payment Prior to Normal Retirement	8

5.3	Vesting	8

ARTICLE 6	PAYMENTS AND DISTRIBUTIONS	9

6.1	Payment Elections for Plan Benefits	9

6.2	Available Forms of Payment	10

6.3	Six-Month Delay in Commencement of Plan Benefits	11

ARTICLE 7	DEATH BENEFITS	11

7.1	No Vesting Solely as a Result of Death	11

7.2	Death on or After Payment Date	11

7.3	Death on or After Attaining Age 55 and Prior to Payment Date	12

7.4	Death Prior to Attaining Age 55 and Prior to Payment Date	12

7.5	Rules of Application	12

ARTICLE 8	REDEFERRALS	13

8.1	Redeferrals of the Plan Benefit	13

8.2	Redeferrals	13

8.3	Limitations on Redeferrals	13

ARTICLE 9	AMENDMENT AND TERMINATION	13

9.1	Amendment and Termination	13

9.2	409A Benefit Amendments	13

ARTICLE 10	MISCELLANEOUS AND GOVERNANCE	14

10.1	No Effect on Employment Rights	14

10.2	Currency	14

10.3	Funding	14

10.4	Anti-assignment	14

10.5	Taxes	15

10.6	Construction	15

10.7	Incapacity of Participant	15

10.8	Severability	15

10.9	Governing Law	15

ARTICLE 1 INTRODUCTION

The Wyeth Retirement Plan for Foreign Based Employees (the “Plan”) was first adopted effective as of January 1, 1977. The purpose of the Plan is to provide a retirement benefit to eligible employees of the Company who perform services for the Company across multiple jurisdictions.

The Plan has been amended from time to time and is hereby amended and restated in its entirety effective as of January 1, 2005.

ARTICLE 2 DEFINITIONS

As used in this Plan, the following terms shall have the meanings described in this Article 2. Additional definitions appear in the Plan.

2.1 “25, 50, 75 or 100% Joint and Survivor Annuity” has the meaning set forth in Section 6.2(a)(ii) of the Plan.

2.2 “Actuarial Equivalent” has the meaning set forth in Section 6.2(b) of the Plan.

2.3 “Administrative Record Keeper” means the person or persons designated by the Committee in accordance with Article 3.

2.4 “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Wyeth and any trade or business (whether or not incorporated) which is under common control with Wyeth (within the meaning of Section 414(c) of the Code); provided, however, that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

2.5 “Annual Pension Earnings” means the sum of: (i) base salary at the rate in effect as of January 1st of each Plan Year, (ii) annual incentive cash bonuses paid by the Company in such Plan Year, including any payments under the Wyeth Performance Incentive Award Program (PIA) or any successor plan, (iii) any sales commission and sales bonus paid in the prior Plan Year, as determined by the Company and (iv) any overtime pay paid in the prior Plan Year; provided, however, that other bonuses and other types of additional compensation shall be excluded from Annual Pension Earnings.

2.6 “Beneficiary” means a Participant’s Surviving Spouse or, if there is no Surviving Spouse, the Participant’s estate. If the Surviving Spouse of a Participant is legally impaired or prohibited from receiving any amounts under the Plan otherwise payable to such individual, the Participant’s Beneficiary shall be the Participant’s estate. The term Beneficiary shall not refer to any “contingent annuitant” applicable to a Participant in connection with a Payment Form.

2.7 “Board of Directors” means the Board of Directors of Wyeth (or any committee of the Board of Directors to whom the Board of Directors delegates from time to time, its authority hereunder).

2.8 “Business Day” means each day on which the New York Stock Exchange is open for business.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.

2.10 “Committee” means the committee of such officers and/or employees of the Company as shall be designated from time to time by Wyeth to administer the Plan and any successor thereto.

2.11 “Credited Service” means years of service with the Company whether or not in the U.S. or any other jurisdiction commencing on the date set forth in the EAN.

2.12 “Company” means Wyeth and its Affiliates.

2.13 “Company Non-Account Plan” means any arrangement sponsored by the Company, other than the Plan, that is a “non-account balance plan,” as such term is defined under Section 409A and that is required to be aggregated with the Plan under Treasury Regulation 1.409A-1(c)(2)(C).

2.14 “Default Payment Form” means the Single Life Annuity or 50% Joint and Survivor Annuity, as applicable, described in Section 6.2(a)(i) and (ii) of the Plan.

2.15 “Deferred Compensation Tax Compliance Committee” means a committee of such officers and/or employees of the Company as shall be designated from time to time by Wyeth.

2.16 “Early Commencement Factors” means the factors set forth in Appendix A.

2.17 “Elected Payment Date” means the first day of any month following a Participant’s Separation from Service elected by the Participant for the commencement of his Plan Benefit in accordance with Section 6.1 or Article 8, as applicable.

2.18 “Eligible Employee” means a Foreign Based Employee who has (i) completed one year of Credited Service, (ii) attained age 21 and (iii) been the subject of an Employee Action Notification (“EAN”) approval designating him as entitled to participate in the Plan. Notwithstanding the foregoing, an individual shall not become an “Eligible Employee” until the first day of the month following the date that the Company approves an EAN.

2.19 “Final Average Pension Earnings” means the Participant’s Annual Pension Earnings as of January 1 of each year during which the Participant had the highest rate of Annual Pension Earnings averaged over the highest five Plan Years during the ten-year period immediately preceding the date of the Participant’s Separation From Service.

2.20 “Foreign Based Employee” means a person employed by the Company outside of the United States for all or a portion of the period of his employment.

2.21 “Guaranteed Death Benefit Option” has the meaning set forth in Section 6.2(a)(iv) of the Plan.

2.22 “Key Employee” means (i) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on December 31st of a calendar year and (ii) to the extent not otherwise included in (i) hereof, each of the top-100 paid individuals (based on taxable wages for purposes of Section 3401(a) of the Code as reported in Box 1 of Form W-2 for the 12-month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12-month period but for pre-tax deferrals to a tax-qualified retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company at any time during the 12-month period ending on December 31st of such calendar year. A Participant shall be treated as a Key Employee for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (i) or (ii) of this definition is made.

2.23 “Lump-Sum Option” has the meaning set forth in Section 6.2(a)(v).

2.24 “Non-U.S. Person” means an individual who is a “non-resident alien” (as defined in Treasury Regulation Section 1.409A-1(j)) at all times during which he is employed by the Company.

2.25 “Normal Payment Date” means (A) for a Participant who incurs a Separation from Service with a Vested Plan Benefit prior to attaining age 55, the first day of the month coincident with or next following the month in which he attains age 55; and (B) for a Participant who incurs a Separation from Service with a Vested Plan Benefit on or after attaining age 55, the first day of the month following his Separation from Service.

2.26 “Normal Retirement Date” means the first day of the month following a Participant’s 65th birthday, unless such birthday falls on the first of the month, in which case Normal Retirement Date means the Participant’s 65th birthday; provided, however, that for purposes of calculating the Offset, the Normal Retirement Date shall be the “normal retirement date” as defined in the applicable plan included in determining such Offset.

2.27 “Offset” with respect to a Participant, the total of the annual accrued benefit equal to (A) the amount of retirement benefits, if any, as of the Participant’s Separation from Service, under any defined benefit pension plan contributed to or sponsored by the Company (calculated separately for each such plan) determined assuming that the benefit would be payable in the form of a Single Life Annuity to the Participant on the Normal Retirement Date, plus (B) the annual amount of retirement benefits, if any, as of a Participant’s Separation from Service, under any defined contribution plan contributed to or sponsored by the Company (calculated separately for each such plan), assuming that the value of his account balance as of his Separation from Service were payable in the form of a Single Life Annuity as of his Separation from Service. For purposes of determining the amount of retirement benefit payable as a Single Life Annuity at Normal Retirement Date, the committee shall utilize whatever assumptions it deems reasonable in its discretion. If a Participant receives or commences receiving his benefit under any pension plan sponsored or maintained by the Company and included in the Offset prior to his Normal Retirement Date, then the amount of the Offset shall be increased to take into account the early retirement factors, if any, applicable to such plan.

2.28 “Participant” means a Foreign Based Employee whose participation in the Plan has been approved by Wyeth in accordance with Article 4 of the Plan.

2.29 “Payment Date” means the Elected Payment Date or the Normal Payment Date.

2.30 “Payment Election” means the election made by a Participant for his Plan Benefit under Section 6.1 or Article 8, as applicable.

2.31 “Payment Form” means either the Default Payment Form or a form of payment elected by a Participant pursuant to Article 6.

2.32 “Plan” means this Wyeth Retirement Plan for Foreign-Based Employees.

2.33 “Plan Benefit” means, as of a given date, the benefit, expressed as a Single Life Annuity commencing at the Participant’s Normal Retirement Date, that a Participant has accrued in accordance with Article 5 of the Plan.

2.34 “Plan Year” means each calendar year.

2.35 “Retirement Plan” means the Wyeth Retirement Plan – United States, as may be amended from time to time.

2.36 “Section 409A” means Section 409A of the Code and the applicable notices, rulings and regulations promulgated thereunder.

2.37 “Section 409A Compliance” has the meaning set forth in Section 9.1.

2.38 “Separation from Service” means a separation from service with the Company for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4).

2.39 “Single Life Annuity” has the meaning set forth in Section 6.2(a)(i) of the Plan.

2.40 “Social Security Benefit” means a benefit provided under a social insurance system and/or other mandatory program established by statute, ordinance, ruling, or regulations that insures individuals against interruption or loss of earning power and that generally bases eligibility for pensions and other periodic payments on length of employment or self-employment.

2.41 “Surviving Spouse” means the individual to whom a Participant was legally married, as would be recognized under U.S. Federal law, for a continuous period of at least one year as of the date of the Participant’s death.

2.42 “Ten-Year Certain and Life Option” has the meaning set forth in Section 6.2(a)(iii) of the Plan.

2.43 “Transition Elections” means elections made by a Participant prior to January 1, 2009 in accordance with the provisions of Notices 2005-7, 2006-79 and 2007-86 promulgated by the U.S. Treasury Department and the Internal Revenue Service and the Proposed Regulations under Section 409A, 70 Fed. Reg. 191 (Oct. 4, 2005).

2.44 “Treasury Regulations” means the regulations adopted by the Internal Revenue Service under the Code, as they may be amended from time to time.

2.45 “Vested Plan Benefit” means a Plan Benefit that has vested in accordance with Section 5.3 of the Plan.

2.46 “Wyeth” means Wyeth, a Delaware corporation, and any successor thereto.

2.47 “Year of Vesting Service” has the meaning ascribed to it in the Retirement Plan as of January 1, 2006 and, prior to such date, shall have the meaning ascribed to “Continuous Service,” as such term was defined in the Retirement Plan prior to January 1, 2006 taking into account both U.S. and non-U.S. service with the Company.

ARTICLE 3 ADMINISTRATION

3.1 General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power, subject to the terms of the Plan: (i) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (ii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iii) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (iv) to designate the Administrative Record Keeper and to review actions taken by the Administrative Record Keeper or any other person to whom authority is delegated under the Plan; and (v) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating specifically to such Committee member’s eligibility to participate in the Plan or the calculation or determination of such member’s Plan Benefit.

3.2 Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee. If any individual to whom the Committee delegates authority is a Participant, such individual shall not resolve, or participate in the resolution of, any matter specifically relating to such individual’s eligibility to participate in the Plan or the calculation or determination of such individual’s Plan Benefit.

3.3 Administrative Record Keeper. The Administrative Record Keeper shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrative Record Keeper is a Participant, the Administrative Record Keeper shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrative Record Keeper shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

3.4 Actions; Indemnification. The members of the Board of Directors, the Committee, the Administrative Record Keeper, the members of the Deferred Compensation Tax Compliance Committee, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act with respect to the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Board of Directors (and each member thereof), the Committee (and each member thereof), the Deferred Compensation Tax Compliance Committee (and each member thereof), the Administrative Record Keeper, the members of any other committee and any director, officer or employee of the Company to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the administration or interpretation of the Plan, unless such person acted in bad faith or engaged in fraud or willful misconduct. The indemnification, exculpation and liability limitations of this Section 3.4 shall apply to the Administrative Record Keeper only to the extent that the Administrative Record Keeper is or was a director, officer or employee of the Company.

ARTICLE 4 ELIGIBILITY FOR PARTICIPATION

4.1 Continuing Participants. Any individual who was a Participant in the Plan prior to January 1, 2005 shall continue to be a Participant on January 1, 2005.

4.2 New Participants. An employee of the Company who does not become a Participant in the Plan in accordance with Section 4.1 shall commence participation in the Plan as of the first day of the first month following the date on which such employee becomes an Eligible Employee. Eligible Employees shall not accrue any Plan Benefit prior to their commencement of participation in the Plan; provided that when participation commences a Participant’s accrued Plan Benefit shall be calculated as of the later of the date the Participant was first employed by the Company and the date the Participant reached age 21.

ARTICLE 5 BENEFIT FORMULA AND VESTING

5.1 Plan Benefit Formula. The annual amount of the Plan Benefit payable to a Participant who has a Separation from Service on or after his Normal Retirement Date shall be determined under the following formula:

(a) An annual accrued benefit equal to:

(i)	Two percent (2%) of the Participant’s Final Average Pension Earnings multiplied by the Participant’s Years of Credited Service (up to 30 years), minus

(ii)	1/60 of the Participant’s Social Security Benefit multiplied by the Participant’s years of Credited Service (up to 30 years).

Less

(b) the Offset, if any.

For purposes of determining a Participant’s Plan Benefit under this Section 5.1 of the Plan, such Participant’s years of Credited Service before age 21, if any, shall not be taken into account.

5.2 Payment Prior to Normal Retirement. If the Payment Date for a Participant’s Plan Benefit is prior to the Participant’s Normal Retirement Date, then the amount of the benefit determined under Section 5.1(a) shall be reduced for early commencement by the applicable Early Commencement Factors set forth in Appendix A.

5.3 Vesting. Anything in the Plan to the contrary notwithstanding, no Plan Benefit shall be payable to a Participant under the Plan unless the Participant has either (i) completed five Years of Vesting Service or (ii) is at least age 65 as of the Participant’s Separation from Service.

ARTICLE 6 PAYMENTS AND DISTRIBUTIONS

6.1 Payment Elections for Plan Benefits.

(a) Transition Election. An individual who is a Participant prior to November 1, 2008 may make, by no later than December 31, 2008, a Transition Election with respect to his Plan Benefit; provided, however, that such election shall apply solely to the amount that would not otherwise be payable to him in 2008 and shall not cause any amounts to be paid to him in 2008 that would not otherwise be payable to him in 2008.

(b) In General. Except as provided in Section 6.1(a), a Participant, other than a Participant who is a Non-U.S. Person, shall receive his Plan Benefit on the Normal Payment Date and in the Default Payment Form. Such Participant shall not be permitted to make a Payment Election; provided, however, that such Participant shall be permitted to make a redeferral election in accordance with Article 8.

(c) Non-U.S. Persons. A Participant who is a Non-U.S. Person shall receive his Plan Benefit in the Default Payment Form unless he makes an election to receive his Plan Benefit in one of the available alternative forms of payment described in Section 6.2(a) prior to the date of, or in connection with, the Participant’s Separation from Service. The payment of the Plan Benefit of a Participant who is a Non-U.S. Person shall commence on his applicable Normal Payment Date unless he specifies an Elected Payment Date at the same time he elects a Payment Form; provided, however, that an Elected Payment Date for an annuity shall not be earlier than the first day of the month coincident with or next following the month in which such Participant attains age 55 and shall not be later than his Normal Retirement Date (or, if later, the first day of the month following the month in which occurs the Participant’s Separation from Service). The Lump-Sum Option shall be paid on the Normal Payment Date.

(d) Rehire. Notwithstanding the foregoing provisions of Section 6.1, subject to a Participant’s right to make a Transition Election, a Participant (other than a Non-U.S. Person) who is rehired by the Company or otherwise again becomes a Participant after accruing a Plan Benefit under the Plan or a benefit under any other Company Non-Account Plan shall not be entitled to make a Payment Election. In the event such a Participant (other than a Non-U.S. Person) previously had a Separation from Service with the Company, payment of his Plan Benefit accrued prior to such Separation from Service shall not be suspended or otherwise delayed and any additional Plan Benefit accrued by such a Participant shall be paid in the Default Payment Form on the Normal Payment Date. In the event such Participant did not incur a Separation from Service, the additional benefit accrued by the Participant shall be distributed on the Payment Date and in the Payment Form applicable to the Plan Benefit previously accrued by the Participant.

(e) Modifying a Payment Form. A Participant who will receive his Plan Benefit in the Default Payment Form or who elects to receive his Plan Benefit in an annuity Payment Form described in Section 6.2(a)(i) or (ii) may, at any time prior to the Payment Date for such Plan Benefit, elect to have his Plan Benefit paid in another annuity Payment Form described in Section 6.2(a)(i) or (ii) that is the actuarial equivalent of the original annuity elected by the Participant. For this purpose, actuarial equivalence shall be determined in accordance with Section 6.2(b). A Participant who elects to have his Plan Benefit paid in the form of a Ten-Year Certain and Life Option, Guaranteed Death Benefit Option or Lump-Sum Option shall not be permitted to change their Payment Form.

6.2 Available Forms of Payment.

(a) Forms of Payment. A Participant’s Plan Benefit may be paid in the following forms of payment:

(i) “Single Life Annuity” means a Participant’s Plan Benefit, payable as an annuity in equal monthly installments over the life of the Participant, commencing as of the Payment Date and terminating in the month in which the Participant dies, with no further payments thereafter.

(ii) “25, 50, 75 or 100% Joint and Survivor Annuity” means a Participant’s actuarially reduced Plan Benefit payable as an annuity in equal monthly installments over the life of the Participant, commencing as of the Payment Date and terminating in the month in which the Participant dies, with a survivor contingent annuity for the life of the Participant’s surviving contingent annuitant, commencing in the month following the month in which the Participant died and terminating in the month in which the Participant’s surviving contingent annuitant dies, which is either 25%, 50%, 75% or 100% of the monthly payment to the Participant, as elected by the Participant. Following such contingent annuitant’s death, no further payments shall be made.

(iii) “Ten Year Certain and Life Option” means a Participant’s actuarially reduced Plan Benefit payable in monthly installments over the life of the Participant, commencing as of the Payment Date, with a guarantee that if the Participant dies within 120 months (i.e., ten years) of the applicable Payment Date, such reduced Plan Benefit shall be paid to the Participant’s Beneficiary for the balance of the 120-month (i.e., ten-year) guaranteed period in the month following the month in which the date of the Participant’s death occurs, or, upon the Participant’s death, if the Participant’s Beneficiary so elects with respect to the Plan Benefit, the commuted value of the remaining payments shall be paid to such Beneficiary in a lump-sum amount. If the Participant survives the 120-month (i.e., ten-year) guaranteed period, he shall continue to receive the actuarially reduced Plan Benefit through the month in which the Participant dies.

(iv) “Guaranteed Death Benefit Option” means a Participant’s actuarially reduced lifetime monthly Plan Benefit commencing as of the Payment Date, in return for a death benefit guarantee. If the Participant dies on or after the Payment Date, the Participant’s Beneficiary shall receive the excess, if any, of the initial death benefit (defined in a manner consistent with the terms of the comparable payment option set forth in the Retirement Plan) over the aggregate Plan Benefit payments made to the Participant after the payment date and prior to the date of the Participant’s death.

(v) “Lump-Sum Option” means the Actuarial Equivalent of a Participant’s Plan Benefit payable in a cash lump-sum on the Normal Payment Date.

(b) Actuarial Equivalence. The actuarial equivalence of forms of payment in Sections 6.2(a)(i) through (iv) above of a Plan Benefit shall be determined in accordance with the factors and assumptions specified in the Retirement Plan (or such other factors or assumptions specified from time to time by the Committee) in a manner which is intended to result in Section 409A compliance.

6.3 Six-Month Delay in Commencement of Plan Benefits. Notwithstanding anything herein to the contrary, effective for Separations from Service (other than by reason of death) occurring on or after January 1, 2005, if a Participant (other than a Participant who is a Non-U.S. Person) is at the time of his Separation from Service (other than by reason of death) a Key Employee, then, any amounts payable to such Participant under the Plan with respect to his Plan Benefit during the period beginning on the date of the Participant’s Separation from Service and ending on the six-month anniversary of such date (the “Delayed Payment Amount”) shall be delayed and not paid to the Participant until the first Business Day of the month following such six-month anniversary date, at which time such delayed amounts shall be paid to such Participant in a lump-sum. If payment of an amount is delayed as a result of this Section 6.3, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Participant but for this Section 6.3 to the day immediately prior to the date the Delayed Payment Amount is paid. Interest on the Delayed Payment Amount shall be credited on a quarterly basis based upon the interest rate being used to determine lump-sum payments under the Retirement Plan for each such quarter. If a Participant dies on or after the date of the Participant’s Separation from Service and prior to payment of the Delayed Payment Amount, any amount so delayed pursuant to this Section 6.3 shall be paid to the Participant’s joint annuitant (if the benefit form elected by the Participant is a joint annuity) or, if there is no joint annuitant, the Participant’s Beneficiary, as applicable, together with any interest credited thereon, on the first day of the month following the date of such Participant’s death.

ARTICLE 7 DEATH BENEFITS

7.1 No Vesting Solely as a Result of Death. No survivor or death benefit shall be payable to any person under this Article 7 in respect of a Participant unless the Participant had a Vested Plan Benefit on the date of the Participant’s death (or, if earlier, the date of the Participant’s Separation from Service). If a death benefit is payable under this Article 7, no other amounts shall be payable in respect of a Participant under the Plan, and the default payment rules and any prior Payment Elections made by the Participants shall be disregarded.

7.2 Death on or After Payment Date. If a Participant dies on or after his Payment Date, (i) no survivor or death benefit shall be payable under this Article 7, (ii) any survivor or death benefits payable under the Plan shall be based solely upon the Payment Form applicable to the Participant, and (iii) no survivor or death benefits shall be payable under the Plan if the applicable Payment Form (e.g., a Single Life Annuity) does not contemplate the payment of any survivor or death benefits.

7.3 Death on or After Attaining Age 55 and Prior to Payment Date. If a Participant with a Vested Plan Benefit dies on or after attaining age 55 and prior to the Participant’s Payment Date, the Participant’s Surviving Spouse, if any, shall be eligible for a survivor annuity under the Plan calculated under Article 5 (and reduced for early commencement in accordance with the applicable Early Commencement Factor from Appendix A) as if (i) the Participant had elected a 50% Joint and Survivor Annuity commencing immediately prior to the date of the Participant’s death and (ii) the Participant died immediately following the commencement of such annuity. The survivor annuity contemplated by this Section 7.3 shall commence in the month following the month in which the Participant died and shall terminate in the month in which the Surviving Spouse dies.

7.4 Death Prior to Attaining Age 55 and Prior to Payment Date. If a Participant with a Vested Plan Benefit dies prior to attaining age 55 and prior to the Participant’s Payment Date, the Participant’s Surviving Spouse, if any, shall be eligible for a survivor annuity under the Plan calculated under Article 5 (and reduced for early commencement in accordance with the applicable Early Commencement Factor from Appendix A) as if (i) the Participant incurred a Separation from Service on the date of death or, if earlier, on the date of Separation from Service, (ii) the Participant survived until age 55, (iii) the Participant incurred a Separation from Service having elected a 50% Joint and Survivor Annuity commencing in the month following the month in which the Participant attained age 55, and (iv) the Participant died on the day after attaining age 55. The survivor annuity contemplated by this Section 7.4 shall commence in the month following the month in which the Participant would have attained age 55 and shall terminate in the month in which the Surviving Spouse dies.

7.5 Rules of Application. The provisions of this Section 7.5 shall apply to a Participant described in Section 7.3 or Section 7.4 who, at the time of death while employed by the Company, is not survived by a Surviving Spouse:

(a) For purposes of calculating the amount of the death benefit under Section 7.3 or Section 7.4, as applicable, the Participant shall be deemed to have been survived by a Surviving Spouse of the opposite gender with a date of birth that is the same as the date of birth of the Participant.

(b) The actuarial equivalent (determined in accordance with Section 6.2(b)) of the benefit described in Section 7.3 or Section 7.4, as applicable, shall be paid to the estate of the Participant on the tenth day of the month following the month in which the Participant’s date of death occurs.

(c) Any survivor benefit provided by this Section 7.5 shall be payable only in a lump-sum and not in any other form of payment.

ARTICLE 8 REDEFERRALS

8.1 Redeferrals of the Plan Benefit. A Participant (other than a Non-U.S. Person) shall have a single opportunity prior to his Separation from Service to redefer his Plan Benefit, provided that he elects a Payment Form that is different from the Payment Form in which his Plan Benefit would have been payable at the time of such redeferral. A Plan Benefit payable in the form of an annuity shall be treated as a “single” payment.

8.2 Redeferrals. Subject to Section 8.3, an election to redefer shall be subject to the following requirements:

(a) The election must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the original Elected Payment Date;

(b) The election shall not become effective for at least one year after the election is made; and

(c) The Elected Payment Date may only be the fifth anniversary of the Payment Date in effect immediately prior to such redeferral.

8.3 Limitations on Redeferrals. Notwithstanding the foregoing provisions of this Article 8, no Participant shall be permitted to redefer his Plan Benefit following his Separation from Service.

ARTICLE 9 AMENDMENT AND TERMINATION

9.1 Amendment and Termination. The Plan may be amended or terminated at any time, by the Board of Directors or the Committee; provided, however, that no amendment or termination may reduce the amount of a Participant’s Plan Benefit as of the date of the amendment or termination without the Participant’s written consent; and provided, further that a Participant’s Plan Benefit shall not be deemed to be reduced because the amount of the Plan Benefit is reduced as a result of an increase in the amount of the Offset. Upon termination of the Plan, payment of a Participant’s Plan Benefit shall be made on the Payment Date and in the Payment Form applicable to the Participant unless the Board of Directors or the Committee, in its discretion, determines to accelerate payment and such acceleration may be effected in a manner that will not result in the imposition on any Participant of additional tax or penalties under Section 409A (“Section 409A Compliance”).

9.2 409A Benefit Amendments. Notwithstanding any provision in the Plan to the contrary, with respect to a Participant’s Plan Benefit, the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee shall have the independent right, prospectively and/or retroactively, to amend or modify the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee

deems such action to be necessary or advisable to address regulatory or other changes or developments that affect the terms of the Plan with the intent of effecting Section 409A Compliance. Any determinations made by the Board of Directors, the Committee or the Deferred Compensation Tax Compliance Committee under this Section 9.2 shall be final, conclusive and binding on all persons.

ARTICLE 10 MISCELLANEOUS AND GOVERNANCE

10.1 No Effect on Employment Rights. Nothing contained herein shall be construed as a contract of employment with any person. The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Company or limit the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan.

10.2 Currency. The Plan Benefit shall be accrued in U.S. dollars in accordance with the provisions of Article 5 but shall be payable in the currency of the country in which the Participant resides at the time the Plan Benefit is paid. The amount of the payment shall be determined by converting the U.S. dollar amount of the payment that would have been made on the applicable Payment Date if the Participant resided in the United States to the currency of the country in which the Participant resides using at the rates of currency exchange reported in the Wall Street Journal immediately preceding the Payment Date.

10.3 Funding. The Plan at all times shall be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of a right to receive a benefit under the Plan, and any such Participant, Surviving Spouse, Beneficiary or other person shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Committee or the Board of Directors, in its discretion, may establish a grantor trust to fund benefits payable under the Plan and administrative costs relating to the Plan. The assets of said trust shall be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of ERISA;

(ii)	the Company shall be treated as the “grantor” of said trust for purposes of Sections 671 and 677 of the Code; and

(iii)	said trust agreement shall provide that the trust fund assets may be used to satisfy claims of the Company’s general creditors.

10.4 Anti-assignment. To the maximum extent permitted by law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer,

assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

10.5 Taxes. The Company shall have the right to pay any required employment, income or withholding taxes from a Participant’s Plan Benefit.

10.6 Construction. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto and shall be interpreted and construed accordingly. Whenever the terms of the Plan or of a Payment Election require the payment of an amount by a specified date, the Company shall use reasonable efforts to make or commence the payment by that date. The Company shall not be (i) liable to the Participant or any other person if such payment or payment commencement is delayed for administrative or other reasons to a date that is later than the date so specified by the Plan or the Payment Election or (ii) required to pay interest or any other amount in respect of such delayed payment except to the extent specifically contemplated by the terms of the Plan.

10.7 Incapacity of Participant. In the event a Participant or Surviving Spouse is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant or Surviving Spouse is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

10.8 Severability. In the event that one or more provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

10.9 Governing Law. The Plan is established under and shall be governed and construed in accordance with the laws of the State of New Jersey.

Appendix A

EARLY COMMENCEMENT FACTORS

Subsidized Early Commencement Factor the Plan Benefit Participant whose Separation from Service occurs on or after attaining age 55 and completing ten or more Years of Vesting Service:

•	1.00 less 1/4% for each month by which the Payment Date precedes the Normal Retirement Date.

Unsubsidized Early Commencement Factor (used for all other purposes):

•	The actuarially equivalent factor applicable to the accrued benefit of a terminated vested participant under the Retirement Plan.

A-1